EXHIBIT 2.3

TIM S.p.A. Interim Financial Statements at September 30, 2004

BALANCE SHEETS

(in thousands of euro)	September 30, 2004			December 31, 2003			September 30, 2003
ASSETS
RECEIVABLES FROM SHAREHOLDERS FOR CAPITAL CONTRIBUTIONS			—			—			—

INTANGIBLE ASSETS, FIXED ASSETS AND LONG-TERM INVESTMENTS
. INTANGIBLE ASSETS
.. Start-up and expansion costs		948			3,791			4,739
.. Research, development and advertising costs		—			—			—
.. Industrial patents and intellectual property rights		547,898			527,835			356,914
.. Concessions, licenses, trademarks and similar rights		2,330,012			2,189,858			2,220,351
.. Goodwill		19,166			—			—
.. Work in progress and advances		154,375			179,429			132,883
.. Other intangibles		56,942			43,264			31,832

			3,109,341			2,944,177			2,746,719
. FIXED ASSETS
.. Land and buildings		11,190			12,128			12,494
.. Plant and machinery		1,596,584			1,428,098			1,396,296
.. Manufacturing and distribution equipment		26,415			23,391			18,446
.. Other fixed assets		204,286			205,663			213,547
.. Construction in progress and advances		186,939			438,615			245,109

			2,025,414			2,107,895			1,885,892
. LONG-TERM INVESTMENTS
.. Equity investments in:
... subsidiaries		4,262,737			3,964,877			3,689,275
... affiliated companies		41			1,469			1,495
... other companies		601			536			535

total		4,263,379			3,966,882			3,691,305

.. Advances on future capital contributions		319,543			120,940			232,082

.. Accounts receivable	(*)			(*)			(*)
... other receivables	2,726	22,112		1,679	17,681		1,459	17,116
.. Other securities		1,273			2,972			3,093

			4,606,307			4,108,475			3,943,596

TOTAL INTANGIBLE ASSETS, FIXED ASSETS AND LONG-TERM INVESTMENTS			9,741,062			9,160,547			8,576,207

CURRENT ASSETS
. INVENTORIES
.. Finished goods and merchandise: merchandise			38,075			20,288			36,906
. ACCOUNTS RECEIVABLE	(* *)			(* *)			(* *)
.. trade accounts receivable	—	1,058,487		—	1,082,551		—	947,254
.. from subsidiaries	—	41,258		—	32,037		—	35,155
.. from affiliated companies	—	1,652		—	234		—	10,654
.. from parent companies	—	673,734		—	1,651,479		—	1,456,469
.. taxes receivable	—	8,981		—	7,389		—	13,333
.. deferred tax assets	482,488	992,537		609,009	1,038,520		714,818	1,141,598
.. other receivables
..... Government and other public entities for grants and subsidies	—	12,526		—	12,570		—	15,572
..... other receivables	—	340,298		—	484,475		—	384,588

			3,129,473			4,309,255			4,004,623
. SHORT-TERM FINANCIAL ASSETS
.. Treasury stock		3,939			3,913			3,666

(for a total par value of euro 53,870.10)			3,939			3,913			3,666
. LIQUID ASSETS
.. Bank and postal accounts		1,909			3,046			8,299
.. Cash and valuables on hand		495			312			282

			2,404			3,358			8,581

TOTAL CURRENT ASSETS			3,173,891			4,336,814			4,053,776

ACCRUED INCOME AND PREPAID EXPENSES	(* *)			(* *)			(* *)
... Accrued income and other prepaid expenses	2,645	64,285		—	43,760		—	40,827

			64,285			43,760			40,827

TOTAL ASSETS			12,979,238			13,541,121			12,670,810

(*)	Amounts due within 12 months
(* *)	Amounts due beyond 12 months

BALANCE SHEETS—(Continued)

(in thousands of euro)	September 30, 2004			December 31, 2003			September 30, 2003
LIABILITIES AND SHAREHOLDERS’ EQUITY
SHAREHOLDERS’ EQUITY
. SHARE CAPITAL			513,964			513,964			513,964
. ADDITIONAL PAID-IN CAPITAL			5,525,626			5,525,626			5,525,626
. LEGAL RESERVE			103,942			103,942			103,942
. RESERVE FOR TREASURY STOCK IN PORTFOLIO			3,939			3,913			3,666
. MISCELLANEOUS RESERVES:
.. Reserve for capital grants (under D.P.R. No. 917/1986, art. 55)		14,681			14,681			14,681
.. Special reserve		86,242			113,579			113,826
.. Reserve Law 342/2000, art. 14		303,827			303,827			303,827
.. Reserve for accelerated depreciation		150,000			—			—
.. Merger surplus reserve		53,783			53,783			53,783

			608,533			485,870			486,117
. RETAINED EARNINGS			—			1,331			1,331
. NET INCOME			2,142,811			2,321,624			1,846,360

			8,898,815			8,956,270			8,481,006

RESERVES FOR RISKS AND CHARGES
.. Reserve for pensions and similar obligations		1,676			1,676			1,676
.. Reserve for taxes, reserve for deferred taxes		777,561			—			679,088
.. Other reserves		526,412			658,127			699,804

			1,305,649			659,803			1,380,568

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES			104,196			87,926			88,188

	(* *)			(* *)			(* *)
LIABILITIES
.. Due to banks	—	198		—	19		—	0
.. Due to other lenders	—	—		—	1,637		—	22,746
.. Trade accounts payable	—	1,626,258		—	1,888,242		—	1,334,023
.. Accounts payable to subsidiaries	—	2,689		—	655		—	4,302
.. Accounts payable to affiliated companies	—	3,369		—	3,536		—	2,728
.. Accounts payable to parent companies	—	403,471		—	398,448		—	459,948
.. Taxes payable	—	68,090		—	845,732		—	107,206
.. Contributions to pension and social security institutions	1,283	11,709		1,275	19,917		2,338	11,171
.. Other liabilities	—	535,940		—	666,692		—	752,365

	1,283		2,651,724	1,275		3,824,878	2,338		2,694,489

ACCRUED EXPENSES AND DEFERRED INCOME	(* *)			(* *)			(* *)
... Accrued expenses and other deferred income	6,139	18,854		—	12,244		—	26,559

			18,854			12,244			26,559

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY			12,979,238			13,541,121			12,670,810

(**)	Amounts due beyond 12 months

MEMORANDUM ACCOUNTS

	September 30, 2004			December 31, 2003			September 30, 2003
(in thousands of euro)
GUARANTEES PROVIDED
. Sureties
.. on behalf of affiliated companies	169,253			209,166			183,938
.. on behalf of parent companies	—			—			—
.. on behalf of others	28,645			27,020			24,391
		197,898			236,186			208,329

. Other
.. on behalf of subsidiaries	355,249			425,828			5,388
.. on behalf of affiliated companies	456,780			453,167			—
.. on behalf of others	51,000			51,000			51,000
		863,029			929,995			56,388

			1,060,927			1,166,181			264,717

COLLATERAL PROVIDED
. For own obligations, excluding liabilities		—			—			1,549
. For liabilities recorded in the balance sheet		—			—			—

			—			—			1,549

PURCHASES AND SALES COMMITMENTS			987			6,189			9,417

OTHER MEMORANDUM ACCOUNTS			—			—			2,251

TOTAL			1,061,914			1,172,370			277,934

STATEMENTS OF INCOME

(in thousands of euro)	9 months to September 30, 2004			9 months to September 30, 2003			Year 2003
PRODUCTION VALUE
. Sales and service revenues			7,381,031			6,979,951			9,468,629
. Increases in capitalized internal construction costs			26,095			—			—
. Other revenues and income
.. operating grants		203			28			28
.. other		22,899			21,940			31,126

			23,102			21,968			31,154

			7,430,228			7,001,919			9,499,783

PRODUCTION COSTS
. Raw materials, supplies and merchandise			466,464			382,856			592,803
. Services			2,171,115			2,061,244			2,819,682
. Use of property not owned			371,087			403,774			569,185
. Personnel costs:
.. wages and salaries		244,563			236,662			315,038
.. social security contributions		76,659			73,668			98,855
.. termination indemnities		16,195			15,236			20,003
.. other costs		6,810			5,280			7,410

			344,227			330,846			441,306
. Amortization, depreciation and writedowns
.. amortization of intangible assets		371,950			301,936			424,123
.. depreciation of fixed assets		461,648			486,045			658,859
.. writedowns of receivables included in current assets and liquid assets		29,876			32,120			66,299

			863,474			820,101			1,149,281
. Changes in inventories of raw materials, supplies and merchandise			(17,787)			(1,261)			15,357
. Provisions for risks			—			—			—
. Other provisions			2,738			11,054			14,851
. Miscellaneous operating costs
.. losses		387			1,130			1,463
.. TLC operating fees		2,558			3,814			5,035
.. other miscellaneous costs		25,036			19,032			27,846

			27,981			23,976			34,344

			(4,229,299)			(4,032,590)			(5,636,809)
OPERATING INCOME			3,200,929			2,969,329			3,862,974

FINANCIAL INCOME AND EXPENSE
. Other financial income from
.. accounts receivable included in long-term investments
... other	194			246			343

		194			246			343
.. securities, other than equity investments, included in long-term investments		4			77			102
.. other income
... interest and fees from subsidiaries	351			—			—
... interest and fees from affiliated companies	—			—			2
... interest and fees from parent companies	29,714			8,069			17,812
... interest and fees from others and miscellaneous income	555			2,352			2,246

		30,620			10,421			20,060

			30,818			10,744			20,505

. Interests and other financial expenses
.. interest and fees paid to subsidiaries		—			1,623			1,623
.. interest and fees paid to parent companies		1,346			5,326			5,810
.. interest and fees paid to others and miscellaneous expenses		4,477			7,172			10,558

			(5,823)			(14,121)			(17,991)
. Foreign exchange gains and losses		(161)			3,159			1,043
			(161)			3,159			1,043

TOTAL FINANCIAL INCOME AND EXPENSE			24,834			(218)			3,557

STATEMENTS OF INCOME—(Continued)

(in thousands of euro)	9 months to September 30, 2004		9 months to September 30, 2003		Year 2003
VALUE ADJUSTMENTS TO FINANCIAL ASSETS
. Upward adjustments
.. of equity investments	31		—		—
.. of securities, other than equity investments, included in current assets	26		—		—

		57		—		—

. Writedowns
.. of equity investments	—		4,494		4,520
.. securities, other than equity investments, included in long-term investments	—		1,563		1,836
.. of securities, other than equity investments, included in current assets	—		619		372

		—		6,676		6,728

TOTAL VALUE ADJUSTMENTS TO FINANCIAL ASSETS		57		(6,676)		(6,728)

EXTRAORDINARY INCOME AND EXPENSE
. Income
.. elimination of tax interference	241,702		—		—
.. miscellaneous	9,439		622,885		646,610

		251,141		622,885		646,610
. Expense
.. prior years’ taxes	(92,413)		(7,665)		(7,670)
.. provisions and writedowns to equity investments	—		(478,000)		(618,000)
.. miscellaneous	(8,737)		(18,295)		(29,119)

		(101,150)		(503,960)		(654,789)

TOTAL EXTRAORDINARY INCOME AND EXPENSE		149,991		118,925		(8,179)

INCOME BEFORE TAXES		3,375,811		3,081,360		3,851,624
. Income taxes, current and deferred		1,233,000		1,235,000		1,530,000

NET INCOME		2,142,811		1,846,360		2,321,624

NOTES TO THE FINANCIAL STATEMENTS

INTRODUCTION

The interim financial statements for the nine months ended September 30, 2004 of TIM S.p.A. have been prepared in accordance with the provisions of the Italian Civil Code pertaining to statutory financial statements and with the changes and additions introduced by the reform of corporate law pursuant to Legislative Decree No. 6 dated January 17, 2003, as amended, art. 81 of Consob Resolution No. 11971 dated May 14, 1999 and the relevant Annex 3C-bis and subsequent changes and additions.

Appropriate reclassifications have been made to the data relating to prior periods, where necessary, for purposes of comparison with the interim financial statements for the nine months ended September 30, 2004.

The statement of cash flows is attached to these interim financial statements (Annex 5).

All amounts are expressed in thousands of euros, unless otherwise indicated.

Summary of significant accounting policies

The accounting policies adopted in the preparation of the interim financial statements for the nine months ended September 30, 2004, taking into account the adjustments required by the nature of interim financial reporting, have been applied on a basis consistent with those of the annual financial statements, with the exception of income taxes for the period.

Intangible assets

Intangible assets are stated at purchase or production cost and are systematically amortized each year on the basis of their estimated residual period of benefit.

Appropriate writedowns are made when the investments are considered unlikely to be fully recovered and their cost is written down to market value or, in the event of sale, to realizable value. In subsequent financial statements, the lower value will not be maintained in cases in which the reasons for the writedown cease to exist.

The amortization policy is described in the following paragraphs.

Start-up and expansion costs: these are amortized over a period not exceeding five years beginning from the year in which the costs are incurred. With reference to the provisions of art. 2426, paragraph 5, of the Italian Civil Code, a statement is made to the effect that the amount of available reserves exceeds the value of unamortized intangible assets.

Industrial patents and intellectual property rights: these are amortized according to their estimated useful life on a five-year basis or on a three-year basis in the case of software, beginning from the time the cost is incurred.

Concessions, licenses, trademarks and similar rights: these are amortized according to their residual period of utilization.

Goodwill: this refers to the purchase of the Information Technology business segment from IT Telecom S.p.A. and is amortized over three years.

Other intangibles: these refer to leasehold improvements and are amortized over five years.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Work in progress: this is stated at the direct amount of costs incurred for the purchase of assets, services rendered by third parties and miscellaneous expenses.

Fixed assets

Fixed assets are stated at purchase or production cost and depreciated systematically on the basis of their residual useful life according to the following criteria. The cost of assets transferred by Telecom Italia at the time of the demerger included inflation adjustments made pursuant to special laws on assets existing at December 31, 1981 (Law No. 576 dated December 2, 1975 and Law No. 72 dated March 19, 1983) as well as mandatory revaluations of properties (purchased by December 31, 1990 and shown in the balance sheet at December 31, 1991) pursuant to Law No. 413 dated December 30, 1991.

Fixed assets are depreciated each year using the straight-line method at rates determined on the basis of their estimated remaining useful life.

Ordinary maintenance expenses are entirely charged to the statement of income in the year incurred.

Mobile radio equipment owned by the company or leased to customers is fully depreciated in the year of purchase, given the low per unit cost and short useful life.

Construction in progress: this is stated at the amount of direct costs incurred for the purchase of assets, third-party services and miscellaneous expenses.

Long-term investments

•	Equity investments: long-term equity investments are stated at purchase or subscription cost, applying the criterion of weighted average cost per movement, if any. For companies that present performance such as to assume a permanent impairment in value, the amount is adjusted – through specific writedowns – up to the value attributable to the equity investments. Losses in value exceeding the corresponding carrying value are shown in the Reserves for risks and charges.

Writedowns to equity investments are not maintained in successive years if the conditions generating them cease to exist.

The cost of equity investments in foreign companies has been converted to euros at the exchange rate prevailing at the time of acquisition or subscription.

•	Other securities other than equity investments: if acquired with the intention of keeping them in portfolio until maturity, such securities are recorded in long-term investments at purchase cost adjusted by the pertinent portion referring to the difference between purchase cost and reimbursement value.

Inventories

Inventories are stated at the lower of realizable value and purchase cost, determined using the weighted average cost method. Merchandise exceeding foreseeable commercial requirements and slow-moving or obsolete inventories are written down to estimated realizable value.

Accounts receivable and liabilities

Accounts receivables included in long-term investments and current assets are stated at estimated realizable value.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Liabilities are shown at nominal value.

Accounts receivable due from the Company’s dealers are subject to sale without recourse to factoring companies (within pre-set limits). When each receivable sold becomes due, the factoring company pays the Company the nominal value of such accounts receivable, net of amounts due to dealers for services rendered. The Company has not issued any guarantees for these transactions.

Transactions in foreign currency

Monetary assets and liabilities are accounted for at the exchange rate as of the transaction date and updated to the exchange rates prevailing at period-end, taking into account hedging contracts. Unrealized positive and negative and differences arising from recording foreign currency assets and liabilities at the exchange rates at the transaction date and at the period end date are recorded in the statement of income and any unrealized net exchange gain is set aside in a specific reserve until realization.

Treasury stock

Treasury stock is recorded in current assets as it is available for sale, and has been purchased on the market in execution of the resolutions passed by the Shareholders’ Meetings of June 15, 1999 and April 12, 2000. These shares are shown at the lower of cost (calculated as the weighted average for each movement) and market value. A specific equity reserve has been recorded in Shareholders’ equity under liabilities for the same amount as the treasury stock booked under assets.

Accruals and deferrals

These items are recorded on the accrual basis.

Reserves for risks and charges

Reserve for taxes and reserve for deferred taxes: this includes income taxes for the period calculated on the basis of the best possible estimate using available information and on a reasonable projection of performance for the year up to the end of the tax period. It also includes deferred taxes, net of deferred tax assets, whenever the conditions exist, deriving from temporary differences between the values attributed to assets and liabilities for accounting purposes and the value attributed to the same assets and liabilities for tax purposes.

Deferred tax assets which cannot be set off against deferred tax liabilities are booked in Current assets under Deferred tax assets.

In keeping with the principle of prudence, deferred tax assets are not booked unless there is reasonable certainty of the existence of sufficient taxable income in future years when the temporary differences reverse.

No deferred taxes are set aside on tax suspension reserves unless transactions for their distribution or utilization are expected to be entered into and the distribution or utilization will give rise to taxation.

Other reserves: these reserves relate primarily to provisions to cover expenses of certain or likely existence whose amount or date of occurrence could, however, not be determined at the end of the period.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Reserve for employee termination indemnities

The reserve for employee termination indemnities, recorded net of advances paid, is determined based on the provisions of art. 2120 of the Italian Civil Code, Law No. 297 of May 29, 1982 calling for mandatory cost-of-living adjustments, and also on collective bargaining agreements. The reserve is adjusted to the liability maturing at the end of the period for personnel in force at that date. Other receivables in Long-term investments include receivables for taxes paid in advance on employees termination indemnities as set forth by Law No. 662 dated December 23, 1996, and subsequent changes and additions.

Revenues and expenses

Revenues and expenses are recorded on an accrual basis.

In particular, activation fees are recognized when the contract is signed, in that they are associated with the activation expenses. As for telecommunications services, “traffic revenues” include amounts invoiced by the Company to its customers and payable to other domestic and foreign wireline and mobile operators.

Grants

Operating grants and grants for plant installations are recorded in “Other revenues and income” in the accounting period in which the paperwork documenting the grants is received, or in the period in which the respective costs are incurred, provided that the certainty of payment is confirmed by established procedures.

Specifically, grants for plant installations are recorded under Deferred income and credited to the statement of income in relation to the depreciation taken on the assets to which the grants refer.

Leased assets

Capital goods acquired under leasing agreements are recognized in the financial statements by a method consistent with current legislation, which requires that leasing payments be recorded as operating costs by the lessee.

Income taxes

Current income taxes are computed on the basis of a realistic estimate of the income tax charge according to the tax laws in force; in interim financial statements, the related income tax liability is recorded in the reserve for taxes and deferred taxes.

Deferred income taxes are calculated according to the policy described in the paragraph on Reserves for risks and charges.

Memorandum accounts

“Guarantees provided” are shown at an amount equal to the obligations guaranteed net of any counter-guarantees received in order to reduce the risk and potential exposure in relation to the guaranteed party.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

“Purchases and sales commitments” which do not fall under the normal operating cycle refer to contracts whose performance is deferred and for which the Company has obligations to third parties and vice versa from the time the contracts are signed.

Commitments are valued on the basis of contracts outstanding at period-end. With regard to specific commitments, lease obligations include future lease payments plus the purchase option.

*********

Disclosure regarding related party transactions and, in particular, transactions with subsidiaries, affiliated companies and parent companies and companies controlled by the latter is provided in the applicable principal balance sheet and statement of income captions. Such disclosure is considered exhaustive with regard to the requirements of art. 2428 of the Italian Civil Code, Consob communication No. 97001574 dated February 20, 1997, No. 98015375 dated February 27, 1998 and No. 2064231 dated September 30, 2002 and art. 150, first paragraph, of Legislative Decree No. 58/1998.

All transactions entered into with such companies have been concluded on the basis of normal market conditions or specific provisions of the law.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

BALANCE SHEETS—ASSETS

ASSETS	euro 9,741,062 thousand

(euro 9,160,547 thousand at December 31, 2003)

Intangible assets, fixed assets and long-term investments increased by euro 580,515 thousand compared to December 31, 2003.

INTANGIBLE ASSETS	euro 3,109,341 thousand

(euro 2,944,177 thousand at December 31, 2003)

Intangible assets increased by euro 165,164 thousand compared to December 31, 2003. The increase is due to additions during the period (euro 295,412 thousand) and the writeback of the value of the UMTS license (euro 241,702 thousand) which became necessary as a result of the changes introduced by the reform of corporate law (Legislative Decree No. 6/2003) which, overall, are higher than the amortization charge for the period (euro 371,950 thousand) .

An analysis of the composition and the changes in intangible assets during the first nine months of the year is presented in the following tables, with a separate indication of writedowns.

	12/31/2003
	Cost		Accumulated amortization
(in thousands of euro)	Gross value	Writedowns	Gross value	Writedowns	Total
Start-up and expansion costs	34,348	(15,397)	(23,687)	8,527	3,791
Research, development and advertising costs	27,940	(27,940)	(15,472)	15,472	—
Industrial patents and intellectual property rights	1,950,092	(7,537)	(1,420,663)	5,943	527,835
Concessions, licenses, trademarks and similar rights	2,441,070	(7,272)	(245,616)	1,676	2,189,858
Goodwill	2,061	(2,061)	(1,188)	1,188	—
Work in progress and advances	179,691	(262)	—	—	179,429
Other intangibles	243,196	(75,254)	(146,315)	21,637	43,264

Total	4,878,398	(135,723)	(1,852,941)	54,443	2,944,177

	Changes during the period
(in thousands of euro)	Additions	Reclassifications	Sales/ Retirements/ Other movements	Amortization	Total
Start-up and expansion costs	—	—	—	(2,843)	(2,843)
Research, development and advertising costs	—	—	—	—	—
Industrial patents and intellectual property rights	150,776	120,453	—	(251,166)	20,063
Concessions, licenses, trademarks and similar rights	—	241,702	—	(101,548)	140,154
Goodwill	23,000	—	—	(3,834)	19,166
Work in progress and advances	106,212	(131,266)	—	—	(25,054)
Other intangibles	15,424	10,813	—	(12,559)	13,678

Total	295,412	241,702	—	(371,950)	165,164

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	9/30/2004
	Cost		Accumulated amortization
(in thousands of euro)	Gross value	Writedowns	Gross value	Writedowns	Total
Start-up and expansion costs	34,348	(15,397)	(26,530)	8,527	948
Research, development and advertising costs	27,940	(27,940)	(15,472)	15,472	—
Industrial patents and intellectual property rights	2,221,321	(7,537)	(1,671,829)	5,943	547,898
Concessions, licenses, trademarks and similar rights	2,441,070	(7,272)	(105,462)	1,676	2,330,012
Goodwill	25,061	(2,061)	(5,022)	1,188	19,166
Work in progress and advances	154,637	(262)	—	—	154,375
Other intangibles	269,433	(75,254)	(158,874)	21,637	56,942

Total	5,173,810	(135,723)	(1,983,189)	54,443	3,109,341

The most important item in Intangible assets is the caption Concessions, licenses, trademarks and similar rights which comprises the value of the UMTS license, purchased at the end of 2000 and booked for a cost of euro 2,417,018 thousand, equal to the bid price at auction.

Amortization of the license commenced in January 2002 – although its commercial use began during 2004 – so as not to compromise the tax benefit connected with deductibility.

Beginning from the first half of 2004, in compliance with the changes in the law introduced by Legislative Decree No. 6/2003 which imposes the neutralization of any tax interference existing in the financial statements, and taking into account the recent indications provided by agencies and regulators, the amortization taken on the UMTS license up to December 31, 2003 (euro 241,702 thousand) was written back with a contra-entry to extraordinary income.

The relative charge for deferred taxes was recorded in the Reserve for deferred taxes (euro 91,242 thousand) with a contra-entry to extraordinary expenses.

The amortization of the UMTS license is calculated on the basis of the remaining period of utilization of the license, which is deemed to represent, at this time, the economic life of the asset; amortization began in January 2004 in view of the fact that the service was already operational and used by a pool of experimental users.

The following tables provides a summary of the effects of the elimination of tax interference on the result for the first nine months of 2004 and shareholders’ equity at September 30, 2003.

	9 months to 9/30/2004	9 months to 9/30/2003	Shareholders’ equity
(in thousands of euro)	Income for the period	Income for the period
Amounts before elimination of tax interference	1,992,351	1,846,360	6,634,646

Tax interference, gross of deferred taxes	241,702	93,055	120,851
Related deferred taxes	(91,242)	(35,122)	(49,247)
Total tax interference, net of deferred taxes	150,460	57,933	71,604

Amounts after elimination of tax interference	2,142,811	1,904,293	6,706,250

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Additions during the period total euro 295,412 thousand and largely refer to software. Part of this amount, for euro 79 thousand, comes from the acquisition of the business segment for innovative service using IP networks from IT Telecom S.p.A.; the acquisition was finalized on April 1, 2004. The sales price agreed by the parties was euro 23 million, which was also based on an outside appraisal conducted by Milestone Advisory House S.p.A. of Milan. This amount was posted by TIM in Goodwill and is being amortized over the estimated residual life of three years, starting on April 1, 2004. This value is deemed to reflect the fair value of the intangible asset at September 30, 2004.

Some of the additions during the period, totaling euro 66,473 thousand, refer to transactions with related parties, mainly IT Telecom S.p.A.

FIXED ASSETS	euro 2,025,414 thousand

(euro 2,107,895 thousand at December 31, 2003)

Fixed assets decreased by euro 82,481 thousand owing to additions during the period (euro 409,986 thousand) that were lower than the depreciation charge (euro 491,060 thousand) and the net value of fixed asset disposals (euro 1,407 thousand).

An analysis of the composition and the changes in fixed assets during the first nine months of the year is presented in the following tables, with a separate indication of writedowns and upward adjustments.

	12/31/2003
	Cost			Accumulated depreciation
(in thousands of euro)	Gross value	Writedowns	Upward adjustments	Gross value	Writedowns	Total
Land and buildings
- non-industrial	601	—	13	—	—	614
- industrial	37,664	(9,682)	1,984	(20,064)	1,612	11,514

Total land and buildings	38,265	(9,682)	1,997	(20,064)	1,612	12,128
Plant and machinery	5,570,951	(84,218)	344	(4,077,484)	18,505	1,428,098
Manufacturing and distribution equipment	98,566	(5,131)	2	(71,699)	1,653	23,391
Other fixed assets	620,148	(6,710)	7	(410,017)	2,235	205,663
Construction in progress and advances	440,531	(1,916)	—	—	—	438,615

Total	6,768,461	(107,657)	2,350	(4,579,264)	24,005	2,107,895

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	Changes during the period
(in thousands of euro)	Additions	Reclassifications	Sales/ Retirements/ Other movements	Depreciation	Total
Land and buildings
- non-industrial	—	—	—	—	—
- industrial	—	—	0	(938)	(938)
Total land and buildings	—	—	0	(938)	(938)

Plant and machinery	258,825	335,031	(1,331)	(424,039)	168,486
Manufacturing and distribution equipment	12,563	—	—	(9,539)	3,024
Other fixed assets	20,319	34,924	(76)	(56,544)	(1,377)
Construction in progress and advances	118,279	(369,955)	—	—	(251,676)

Total	409,986	—	(1,407)	(491,060)	(82,481)

	9/30/2004
	Cost			Accumulated depreciation		Total
(in thousands of euro)	Gross value	Writedowns	Upward adjustments	Gross value	Writedowns
Land and buildings
- non-industrial	601	—	13	—	—	614
- industrial	33,067	(7,068)	1,984	(17,407)	—	10,576

Total land and buildings	33,668	(7,068)	1,997	(17,407)	—	11,190
Plant and machinery	5,914,422	(81,371)	344	(4,252,469)	15,658	1,596,584
Manufacturing and distribution equipment	111,129	(5,131)	2	(81,238)	1,653	26,415
Other fixed assets	674,688	(6,710)	7	(465,934)	2,235	204,286
Construction in progress and advances	188,855	(1,916)	—	—	—	186,939

Total	6,922,762	(102,196)	2,350	(4,817,048)	19,546	2,025,414

Additions during the first nine months of the year, totaling euro 409,986 thousand, largely refer to transmission installations and machinery. Part of the additions referring to the caption Other fixed assets, amounting to euro 450 thousand, come from the sale of the business segment by IT Telecom, the seller, to TIM, the buyer, as commented in Intangible assets.

Some of the additions during the nine-month period, totaling euro 793 thousand, refer to transactions with related parties, mainly IT Telecom S.p.A.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Details of fixed assets sold/retired/transferred during the period January 1 – September 30, 2004 are provided in the following table.

	Cost			Accumulated depreciation
(in thousands of euro)	Gross value	Writedowns	Upward adjustments	Gross value	Writedowns	Total
Land and buildings
- non-industrial	—	—	—	—	—	—
- industrial	4,597	(2,614)	—	(3,595)	1,612	0

Total land and buildings	4,597	(2,614)	—	(3,595)	1,612	0
Plant and machinery	250,385	(2,847)	—	(249,054)	2,847	1,331
Manufacturing and distribution equipment	—	—	—	—	—	—
Other fixed assets	703	—	—	(627)	—	76
Construction in progress and advances	—	—	—	—	—	—

Total	255,685	(5,461)	—	(253,276)	4,459	1,407

In March 2004, TIM contributed the business segment for applications development and maintenance in SAP environment to Società Consortile Shared Service Center a r.l., acquiring 4.55% of the company, an affiliate of the Telecom Italia Group. The fixed assets sold, the net book value of which totaled euro 15 thousand, referred to the Other fixed assets category.

LONG-TERM INVESTMENTS	(euro 4,108,475 thousand at December 31, 2003)	euro 4,606,307 thousand

Long-term investments increased by euro 497,832 thousand, compared to December 31, 2003, and is detailed as follows:

(in thousands of euro)	9/30/2004	12/31/2003
Equity investments in:
- subsidiaries	4,262,737	3,964,877
- affiliated companies	41	1,469
- other companies	601	536

	4,263,379	3,966,882

Advances on future capital contributions	319,543	120,940

Accounts receivable:
- other receivables	22,112	17,681

	341,655	138,621

Other securities	1,273	2,972

Total	4,606,307	4,108,475

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Equity investments	euro 4,263,379 thousand

(euro 3,966,882 thousand at December 31, 2003)

Subsidiaries	euro 4,262,737 thousand

(euro 3,964,877 thousand at December 31, 2003)

Equity investments in subsidiaries refer to the holding in TIM International N.V. The euro 297,860 thousand increase is due to the conversion to share capital of a part of advances on future capital contributions made during the first months of 2004 and of all those booked at December 31, 2003. The carrying value of the subsidiary was thus increased up to euro 8,364,737 thousand, gross of the writedowns made in prior years for euro 4,102,000 thousand.

Affiliated companies	euro 41 thousand

(euro 1,469 thousand at December 31, 2003)

Equity investments in affiliated companies decreased by euro 1,428 thousand, compared to December 31, 2003, owing to the sale of the investment in Edotel S.p.A. to Telecom Italia S.p.A. The sale price was equal to the carrying value in the financial statements (euro 1,939 thousand).

Other companies	euro 601 thousand

(euro 536 thousand at December 31, 2003)

Equity investments in other companies increased by euro 65 thousand, compared to December 31, 2003, following the acquisition of the investment in Società Consortile Shared Service Center a r.l. The acquisition was part of the deal for the contribution of the business segment commented under fixed assets. The amount corresponds to the value of the business segment conferred and established by the appraiser assigned by the Milan Court.

Advances on future capital contributions	euro 319,543 thousand

(euro 120,940 at December 31, 2003)

Advances on future capital contributions increased by euro 198,603 thousand compared to the end of the prior year.

These refer to non-interest earning advances for future capital increases paid during the period to TIM International N.V. and not yet converted to share capital.

Such advances are directed toward providing support for the development of the TIM Group abroad, principally in South America. Advances on future capital contributions at December 31, 2003 and a part of the advances made during 2004 (for a total of euro 177,400 thousand) have been converted, for euro 297,860 thousand, to share capital following the resolution passed by the Shareholders’ Meeting of the subsidiary on April 29, 2004.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

(in thousands of euro)	12/31/2003	Advances	Reimbursements	Other changes	9/30/2004
Equity investments in subsidiaries

TIM International N.V.	120,460	496,943	—	(297,860)	319,543

Equity investments in affiliated companies
Edotel S.p.A.	480	—	—	(480)	—

Total	120,940	496,943	—	(298,340)	319,543

Details of changes during the period in equity investments and advances on future capital contributions, as well as the list of equity investments held by TIM S.p.A., are listed at the end of these Notes in Annex 1.

Accounts receivable	euro 22,112 thousand

(euro 17,681 thousand at December 31, 2003)

Accounts receivable increased by euro 4,431 thousand compared to December 31, 2003. They refer to:

•	loans granted to employees for euro 21,230 thousand;

•	tax credits on advances made from employee termination indemnities (revalued by euro 12 thousand pursuant to Law No. 662/1996, and subsequent changes and integrations) for euro 882 thousand. The upward adjustment has been booked in financial income.

(in thousands of euro)	12/31/2003	Changes during the period			9/30/2004
		Disbursements	Reimbursements	Other changes
Other receivables	17,681	4,036	—	395	22,112

Total	17,681	4,036	—	395	22,112

A breakdown of accounts receivable falling due within and beyond five years is presented in these Notes in Annex 2.

Securities	euro 1,273 thousand

(euro 2,972 thousand at December 31, 2003)

Securities decreased by euro 1,699 thousand compared to December 31, 2003. They refer to an investment in the Saturn Venture Partners LLC closed-end investment fund.

Government securities recorded in the financial statements at December 31, 2003 for euro 1,550 thousand became due in the early months of 2004.

CURRENT ASSETS	euro 3,173,891 thousand

(euro 4,336,814 thousand at December 31, 2003)

INVENTORIES	(euro 20,288 thousand at December 31, 2003)	euro 38,075 thousand

Merchandise	euro 38,075 thousand

(euro 20,288 thousand at December 31, 2003)

Period-end inventories consisted of the following:

•	euro 36,933 thousand of mobile radio equipment and relevant accessories (net of an inventory writedown of euro 448 thousand);

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

•	euro 1,590 thousand of equipment acquired following finalization of the sale of the business segment by Wind S.p.A. to TIM which gave rise, in the previous year, to the acquisition of assets related to the “Core Network” of ex-Blu S.p.A., part of which could not be used by the TIM network and were thus resold.

ACCOUNTS RECEIVABLE	(euro 4,309,255 thousand at December 31, 2003)	euro 3,129,473 thousand

Accounts receivable decreased by euro 1,179,782 thousand compared to December 31, 2003.

The table below provides details, for each accounts receivable category, of beginning and ending balances as well as changes during the period.

	12/31/2003	Changes during the period			9/30/2004
(in thousands of euro)		Utilizations	Provisions	Other changes
Trade accounts receivable	1,193,551	—	—	(4,064)	1,189,487
- allowance for doubtful accounts	(111,000)	9,876	(29,876)	—	(131,000)

Total trade accounts receivable	1,082,551	9,876	(29,876)	(4,064)	1,058,487

Accounts receivable from subsidiaries	32,037	—	—	9,221	41,258
Accounts receivable from affiliated companies	11,387	—	—	(9,691)	1,696
- allowance for doubtful accounts	(11,153)	11,109	—	—	(44)

Total accounts receivable from affiliated companies	234	11,109	—	(9,691)	1,652

Accounts receivables from parent companies	1,651,479	—	—	(977,745)	673,734

Taxes receivable	7,389	—	—	1,592	8,981

Deferred tax assets	1,038,520	—	—	(45,983)	992,537

Other receivables
Government and other public entities for grants and subsidies	12,570	—	—	(44)	12,526
Other receivables	484,475	—	—	(144,177)	340,298

Total other receivables	497,045	—	—	(144,221)	352,824

Total	4,309,255	20,985	(29,876)	(1,170,891)	3,129,473

Trade accounts receivable, gross of the relative allowance account, totals euro 1,189,487 thousand, for a decrease of euro 4,064 thousand compared to December 31, 2003.

Starting in the first half of 2004, trade accounts receivable sold to factoring companies and not yet due are recorded in other receivables, consistent with the Group’s classification policy; up to December 31, 2003, such receivables had been classified in trade accounts receivable. Receivables with factoring companies total euro 146,808 thousand at September 30, 2004. Appropriate reclassifications were also made to the balances at September 30, 2003 and December 31, 2003 (euro 178,875 thousand and euro 266,267 thousand, respectively), for purposes of comparison.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The allowance for doubtful receivables at September 30, 2004 amounts to euro 131,000 thousand, after utilization of euro 9,876 thousand and provisions of euro 29,876 thousand.

Accounts receivable arising from trade transactions with related parties total euro 242,321 thousand and mainly refer to Telecom Italia Sparkle S.p.A.

Accounts receivable from subsidiaries increased by euro 9,221 thousand, compared to December 31, 2003, and mainly refer to trade transactions (euro 31,377 thousand) principally in connection with traffic revenues.

Accounts receivable from affiliated companies, gross of the relative allowance account, amount to euro 1,696 thousand, for a decrease of euro 9,691 thousand compared to December 31, 2003. During the first few months of the year, part of the trade accounts receivable due from Is TIM (subsequently merged with the Turkish mobile operator Aycell in TT&TIM, now AVEA I.H.A.S.), equal to euro 11,109 thousand - covered by the allowance for doubtful receivables at December 31, 2003 – was sold to the subsidiary TIM International N.V. at net book value.

The balance of accounts receivable from affiliated companies at the end of the period consists of euro 66 thousand of financial receivables, euro 141 thousand of trade receivables (also principally for traffic revenues) and euro 1,445 thousand of other receivables.

Accounts receivable from parent companies decreased by euro 977,745 thousand, compared to December 31, 2003, and include the balance on the correspondence current account (euro 497,870 thousand, a decrease of euro 942,591 thousand), trade accounts receivable (euro 174,207 thousand) and other receivables (euro 1,657 thousand). The correspondence current account represents almost all of the financial resources of TIM S.p.A. at September 30, 2004.

Deferred tax assets amount to euro 992,537 thousand and are presented net of the reserve for deferred taxes totaling euro 51,993 thousand.

The gross amount of deferred tax assets mainly refers to the portion of the writedowns made to the carrying value of the subsidiary TIM International N.V. in 2002 and 2003 which will become deductible in future years.

Other receivables are detailed in the following table.

(in thousands of euro)	9/30/2004	12/31/2003	Changes
Government and other public entities for grants and subsidies	12,526	12,570	(44)
Accounts receivable from factoring companies	146,808	266,267	(119,459)
Receipts from factoring companies in transit	59,803	107,332	(47,529)
Other receipts in transit	803	2,415	(1,612)
Employee-related receivables	5,549	3,961	1,588
Other receivables	127,335	104,500	22,835

Total	352,824	497,045	(144,221)

During the first nine months of the year, TIM sold trade accounts receivable without recourse to factoring companies within pre-fixed limits for euro 2,359 million.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Accounts receivable from related parties amount to euro 137,220 thousand and principally refer to the company Intesa Mediofactoring S.p.A.

A breakdown of accounts receivable, accrued income and prepaid expenses by maturity and type is given at the end of these notes in Annex 2.

SHORT-TERM FINANCIAL ASSETS	(euro 3,913 thousand at December 31, 2003)	euro 3,939 thousand

Treasury stock

Treasury stock refers to 897,835 TIM ordinary shares purchased in 2000, in execution of the resolutions passed by the Shareholders’ Meetings of June 15, 1999 and April 12, 2000, for subsequent sale to dealers. This treasury stock, representing the shares remaining after the expiration of the offer to the dealers, was upwardly adjusted to market value by euro 26 thousand. There were no new purchases or sales of treasury stock during the nine-month period.

LIQUID ASSETS	(euro 3,358 thousand at December 31, 2003)	euro 2,404 thousand

Liquid assets decreased by euro 954 thousand compared to December 31, 2003. Liquid assets include bank and postal accounts for euro 1,909 thousand (a reduction of euro 1,137 thousand) and cash and valuables on hand for euro 495 thousand.

Related party transactions, consisting of liquid assets on the current account, total euro 1,775 thousand and chiefly refer to Banca Intesa group companies.

ACCRUED INCOME AND PREPAID EXPENSES	(euro 43,760 thousand at December 31, 2003)	euro 64,285 thousand

Accrued income and prepaid expenses increased by euro 20,525 thousand compared to December 31, 2003.

Accrued income totals euro 5,100 thousand (euro 1,858 thousand at December 31, 2003) and are mainly financial in nature.

Related party transactions total euro 5,064 thousand and principally refer to Telecom Italia S.p.A.

Prepaid expenses amount to euro 59,185 thousand (euro 41,902 thousand at December 31, 2003) and include euro 22,651 thousand referring to October line leases charged by Telecom Italia S.p.A., euro 21,464 thousand for the reversal of property lease advance payments and related shared expenses and euro 5,184 thousand for sponsorship expenses referring to the last quarter of the year.

Related party transactions amount to euro 25,799 thousand and principally refer to Telecom Italia S.p.A.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

BALANCE SHEETS—LIABILITIES AND SHAREHOLDERS’ EQUITY

SHAREHOLDERS’ EQUITY	(euro 8,956,270 thousand at December 31, 2003)	euro 8,898,815 thousand

Shareholders’ equity decreased by euro 57,455 thousand compared to December 31, 2003.

The following table shows the individual components of Shareholders’ equity and the relative changes during the period.

SHAREHOLDERS’ EQUITY
	Changes during the period
(in thousands of euro)	12/31/2003	Appropriation of 2003 net income	Other changes	9/30/2004
Share capital	513,964	—	—	513,964
Additional paid-in capital	5,525,626	—	—	5,525,626
Legal reserve	103,942	—	—	103,942
Reserve for treasury stock in portfolio	3,913	—	26	3,939
Other reserves:
Reserve Law No. 342/2000, art. 14	303,827	—	—	303,827
Reserve for accelerated depreciation	—	103,414	46,586	150,000
Special reserve	113,579	17,944	(45,281)	86,242
Reserve for capital grants	14,681	—	—	14,681
Merger surplus reserve	53,783	—	—	53,783
Retained earnings	1,331	—	(1,331)	—
Net income	2,321,624	(2,321,624)	2,142,811	2,142,811

Total shareholders’ equity	8,956,270	(2,200,266)	2,142,811	8,898,815

There were no changes in share capital during the period. Share capital amounts to euro 513,964,432.74 and consists of 8,434,004,716 ordinary shares and 132,069,163 savings shares, each with a par value of euro 0.06.

The Reserve for treasury stock in portfolio increased by euro 26 thousand, compared to December 31, 2003, following adjustment of the carrying value of treasury shares booked in Current assets; the special reserve also decreased by the same amount.

The Reserve for accelerated depreciation was set up, ex art. 67 paragraph 3 of D.P.R. No. 917/1986 (text prior to the changes set forth in Legislative Decree No. 344/2003), by an appropriation of 2003 profits for euro 103,414 thousand and by a transfer from the special reserve for euro 46,586 thousand, as voted by the Shareholders’ Meeting which approved the 2003 financial statements. At the end of the year, the Reserve for accelerated depreciation will be reclassified to special reserve, not being necessary the separate indication in the balance sheet, in accordance to art. 109, paragraph 4, T.U.I.R., furthermore remaining the total tax suspension (as more highlighted in table of the restrictions of a tax nature regarding share capital and reserves).

The Special reserve, besides the changes described previously, increased by euro 17,944 thousand, being the difference between the maximum dividends voted on 2003 net income and the dividends actually paid to the

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

shareholders. Such difference was caused by the failure to fully subscribe to the portion of the share capital increases available for subscription and the existence of treasury stock in portfolio. The special reserve also increased by euro 1,331 thousand as a result of the transfer of retained earnings appropriated in 2002, as voted by the Shareholders’ Meeting which approved the 2003 financial statements.

Retained earnings decreased by euro 1,331 thousand as a result of previously described transfer to the Special reserve.

In order to complete disclosure on the amounts and the composition of Shareholders’ equity, details of the nature of the individual equity reserves and the portions that are subject to restrictions for statutory purposes are described in the following table.

(in thousands of euro)	9/30/2004	Amount subject to restrictions	Amount not subject to restrictions
Capital reserves
Additional paid-in capital	5,525,626	—	5,525,626
Legal reserve	103,942	102,793	1,149
Merger surplus reserve	53,783	—	53,783

Total capital reserves	5,683,351	102,793	5,580,558

Income reserves
Reserve for treasury stock in portfolio	3,939	3,939	—
Reserve Law No. 342/2000, art. 14	303,827	444	303,383
Special reserve	86,242	79,515	6,727
Reserve for accelerated depreciation	150,000	—	150,000
Reserve for capital grants	14,681	—	14,681

Total income reserves	558,689	83,898	474,791

Total reserves in shareholders’ equity	6,242,040	186,691	6,055,349

The entire amount of additional paid-in capital is available for distribution owing to the fact that the legal reserve is higher than one-fifth of share capital.

The legal reserve is available for an amount of euro 1,149 thousand, that is, for the amount which exceeds the amount restricted as per art. 2430 of the Italian Civil Code.

The merger surplus reserve, generated in 2002 following the merger of Blu S.p.A. in TIM, corresponds to the difference between the carrying value of the cancelled shares and the underlying share of net equity of the merged company. The entire amount is available for distribution.

The reserve for treasury stock in portfolio is not a distributable reserve, as provided by art. 2357-ter of the Italian Civil Code.

The reserve Law No. 342/2000, art. 14 of and the special reserve are not available for distribution in part (respectively, for euro 444 thousand and euro 78,567 thousand), given that these amounts have been set aside to guarantee the capital stated as the source of financing to fund specific investment programs under Law No. 488/1992.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The special reserve is also unavailable for distribution—as per art. 2426 of the Italian Civil Code—for a further amount equal to the residual value of the start-up and expansion costs recorded in assets (euro 948 thousand).

Lastly, investment programs under Law No. 488/1992 are underway for a total of euro 139,500 thousand for which a request has been filed to obtain benefits; should the benefits in question be awarded, the Company is obliged to set up a guarantee with its own equity for a total amount of euro 103,015 thousand, as a result of which the reserve for accelerated depreciation will be restricted for the same amount, as voted by the Shareholders’ Meeting for the approval of the financial statements.

Restrictions of a tax nature regarding share capital and reserves at September 30, 2004 are as follows:

(in thousands of euro)	9/30/2004	Amount liened for tax purposes
Share capital	513,964	100,347
Reserve Law No. 342/2000, art. 14	303,827	303,827
Reserve for accelerated depreciation	150,000	150,000
Reserve for capital grants	14,681	14,681

Total reserves	468,508	468,508

Total	982,472	568,855

The reserve Law No. 342/2000, art. 14, set up in 2001 to adjust the fiscal values of certain depreciable assets to the higher values shown in the financial statements is still covered by tax relief arrangements. As provided by law, the distribution of this reserve would be taxable to TIM.

The entire reserve for capital grants is covered by tax relief arrangements. This reserve was attributed prorated to TIM in 1995 at the time of the partial demerger of Telecom Italia to TIM.

Tax-deferred share capital amounts to euro 100,347 thousand and refers to the attribution of several inflation reserves to TIM dating back to the foregoing demerger.

As set forth in the new art. 109, paragraph 4, T.U.I.R., whenever, after a distribution of profits or reserves, the residual reserves in shareholders’ equity (other than the legal reserve) are lower than the amount of the previously-mentioned adjustment of the UMTS license (equal to euro 150,460 thousand, net of the related reserve for deferred taxes), the difference distributed would be subject to taxation. In the same way, as already mentioned, the registered amount in the reserve for accelerated depreciation is now submitted to the same suspension regime. At the end of the year the reserve for accelerated depreciation will be reclassified to special reserve.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

RESERVES FOR RISKS AND CHARGES	(euro 659,803 thousand at December 31, 2003)	euro 1,305,649 thousand

Reserves for risks and charges increased by euro 645,846 thousand compared to December 31, 2003. The composition and changes in these reserves are summarized in the following table.

	12/31/2003	Changes during the period					9/30/2004
(in thousands of euro)		Provisions	Utilizations	Released to income	Reclassifications/ Other changes	Total changes
For pensions and similar obligations
For agents retirement indemnity	1,676	—	—	—	—	—	1,676

	1,676	—	—	—	—	—	1,676

Reserve for taxes, reserve for deferred taxes
Reserve for taxes	—	1,233,000	—	—	(550,826)	682,174	682,174
Reserve for deferred taxes	0	—	—	—	95,387	95,387	95,387

	0	1,233,000	—	—	(455,439)	777,561	777,561

Other reserves:
Reserve for technological upgrading	290,222	—	(131,205)	—	—	(131,205)	159,017
Reserve for regulatory framework expenses	114,191	3,675	—	—	—	3,675	117,866
Other reserves	253,714	2,345	(7,030)	—	500	(4,185)	249,529

	658,127	6,020	(138,235)	—	500	(131,715)	526,412

Total	659,803	1,239,020	(138,235)	—	(454,939)	645,846	1,305,649

■ Reserve for pensions and similar obligations	(euro 1,676 thousand at December 31, 2003)	euro 1,676 thousand

There were no changes during the period.

■ Reserve for taxes, reserve for deferred taxes	(euro 0 thousand at December 31, 2003)	euro 777,561 thousand

The reserves for taxes and for deferred taxes increased by euro 777,561 thousand compared to December 31, 2003.

The reserve for taxes includes the provision for income taxes referring to the first nine months of the year, net of taxes receivable from the Financial Administration for advances paid during the period and shown in the column Other changes.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The reserve for deferred taxes is recorded net of deferred tax assets of euro 51,993 thousand, described in the note on Accounts receivable. The gross amount of deferred tax liabilities principally refers to accelerated depreciation relating to the year 2003, recorded solely for tax purposes (euro 55,875 thousand), and the writeback of depreciation taken on the UMTS license up to December 31, 2003 (euro 91,242 thousand).

■ Other reserves	(euro 658,127 thousand at December 31, 2003)	euro 526,412 thousand

The reserve for technological upgrading totaling euro 159,017 thousand was utilized for euro 131,205 thousand during the period to cover depreciation on analog equipment and installations and other operating costs regarding TACS service, nonrecurring expenses relating to specific actions taken to shift the clientele to third-generation technology, as well as expenses to upgrade pre-existing network equipment and the implementation of the Edge platform.

The reserve for regulatory framework expenses (euro 117,866 thousand) includes the estimate of probable future charges relating to TIM’s general obligations towards agencies and regulators in accordance with specific laws affecting the industry. A provision of euro 3,675 thousand was set aside during the period to free up frequencies (1800 MHz band) for the years 2003 and, prorata, 2004.

Sundry reserves also include the reserve for guarantees, the reserve for expenses connected with the sale of BLU (a reserve set up in the 2002 financial statements), the reserve for premium operations and prize contests and the reserve for employee reductions. Utilizations during the first nine months of the year mainly regard the reserve for premium operations and prize contests (euro 4,267 thousand). Movements due to other changes refer to the reserve for corporate restructuring as a result of the acquisition of the business segment from the company IT Telecom S.p.A. during the period and previously described in the note on Fixed assets. The remaining euro 39 thousand refers to the utilization of the reserve for litigation with employees.

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES	(euro 87,926 thousand at December 31, 2003)	euro 104,196 thousand

The reserve for employee termination indemnities increased by euro 16,270 thousand, compared to December 31, 2003, and presented the following changes during the period:

(in thousands of euro)
Balance at 12/31/2003	87,926

Changes during the period:
Provisions charged to income for amounts to fund employee termination indemnities accrued in favor of employees during the year plus the fixed and variable cost-of-living adjustments required under Law No. 297/1982	16,195
Utilizations for:
– Indemnities paid to employees who took retirement or resigned during the period	(1,843)
– advances pursuant to Law No. 297/1982	(1,228)
– pension funds	(4,522)
– substitute tax on the revaluation of the reserve	(16)
Total utilizations	(7,609)

Transfers to/from other Group companies and other changes	7,684

Balance at 9/30/2004	104,196

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

LIABILITIES	(euro 3,824,878 thousand at December 31, 2003)	euro 2,651,724 thousand

Liabilities decreased by euro 1,173,154 thousand compared to December 31, 2003. Details are as follows.

	9/30/2004			12/31/2003
(in thousands of euro)	Financial	Trade and other accounts payable	Total	Financial	Trade and other accounts payable	Total
Due to banks	198	—	198	19	—	19
Due to other lenders	—	—	—	1,637	—	1,637
Trade accounts payable	—	1,626,258	1,626,258	—	1,888,242	1,888,242
Accounts payable to subsidiaries	—	2,689	2,689	—	655	655
Accounts payable to affiliated companies	—	3,369	3,369	—	3,536	3,536
Accounts payable to parent companies	—	403,471	403,471	—	398,448	398,448
Taxes payable	—	68,090	68,090	25,271	820,461	845,732
Contributions to pension
and social security institutions	—	11,709	11,709	—	19,917	19,917
Other liabilities	—	535,940	535,940	—	666,692	666,692

Total	198	2,651,526	2,651,724	26,927	3,797,951	3,824,878

Due to banks are represented by bank overdrafts.

Due to other lenders at December 31, 2003 include a short-term loan due to IBM ITALIA Servizi Finanziari S.p.A. for the assignment of accounts payable for euro 1,637 thousand, the last installment of which was paid during the first half of the current year.

Trade accounts payable decreased by euro 261,984 thousand compared to December 31, 2003. A portion of this amount, equal to euro 273,576 thousand, refers to related party transactions, including those with IT Telecom S.p.A., Telecom Italia Sparkle S.p.A. and Telemedia Applicazioni S.p.A.

Accounts payable to subsidiaries and accounts payable to affiliated companies increased by euro 2,034 thousand and decreased by euro 167 thousand, respectively, compared to December 31, 2003. Such accounts payable refer mainly to liabilities arising from traffic effected by TIM users on the network of Group companies.

Accounts payable to parent companies increased by euro 5,023 thousand compared to December 31, 2003. Other accounts payable increased by euro 9,393 thousand and amount to euro 217,972 thousand. They primarily represent VAT payable (booked in this caption following use of the Group’s VAT settlement system for euro 211,780 thousand). Trade accounts payable total euro 185,499 thousand and decreased by euro 4,370 thousand compared to December 31, 2003.

Taxes payable primarily represent the liability for the government concession tax on mobile radio utilities (euro 53,821 thousand).

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Details of other liabilities are as follows:

(in thousands of euro)	9/30/2004	12/31/2003	Change
Customer-related items:
advance payments on conversations	52,697	58,287	(5,590)
prepaid traffic	282,795	358,638	(75,843)
subscription charges invoiced and referring to subsequent periods	4,406	23,554	(19,148)
other	45,569	45,121	448

Total customer-related items	385,467	485,600	(100,133)

Employee-related items	121,270	107,600	13,670
Dividends payable to shareholders	6,698	5,481	1,217
Other	22,505	68,011	(45,506)

Total	535,940	666,692	(130,752)

Related party transactions regarding other liabilities amount to euro 1,072 thousand and entirely refer to those with IT Telecom S.p.A.

A breakdown of liabilities, accrued expenses and deferred income by maturity and type is presented at the end of these Notes in Annex 3.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

ACCRUED EXPENSES AND DEFERRED INCOME	(euro 12,244 thousand at December 31, 2003)	euro 18,854 thousand

Accrued expenses and deferred income increased by euro 6,610 thousand compared to December 31, 2003.

Accrued expenses amount to euro 327 thousand (euro 648 thousand at December 31, 2003) and almost entirely refer to production costs (euro 306 thousand).

Related party transactions regarding accrued expenses total euro 195 thousand and relate entirely to Telecom Italia S.p.A.

Deferred income totals euro 18,527 thousand (euro 11,596 thousand at December 31, 2003) and mainly includes grants for plant installations referring to future years (euro 6,467 thousand) and subscriber fees collected but referring to the month of October 2004 (euro 11,519 thousand).

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

MEMORANDUM ACCOUNTS

Memorandum accounts total euro 1,061,914 thousand and can be analyzed as follows:

(in thousands of euro)	9/30/2004	12/31/2003
Guarantees provided	1,060,927	1,166,181
Purchases and sales commitments	987	6,189

Total	1,061,914	1,172,370

Guarantees provided amount to euro 1,060,927 thousand and decreased by euro 105,254 thousand compared to December 31, 2003.

At the end of last year and following the actions taken to rationalize the guarantee structure within the Telecom Italia Group, TIM signed an Indemnity Agreement on behalf of Telecom Italia S.p.A. and Telecom Italia Finance S.A. for the guarantees issued by TIM International N.V. in the interests of its foreign subsidiaries. For the renewal and the re-negotiation of certain loan contracts during the first nine months of 2004 and which previously fell under the scope of the above Indemnity Agreement, TIM assumed the role of the ultimate guarantor for the Parent Company, replacing the Dutch subsidiary, for this purpose.

Guarantees provided are detailed as follows:

•	euro 355,249 thousand on behalf of subsidiaries;

•	euro 626,033 thousand on behalf of affiliated companies;

•	euro 28,645 thousand on behalf of others for premium operations and prize contests sponsored by TIM S.p.A. and rental contracts;

•	euro 51,000 thousand with respect to a surety policy issued by RAS S.p.A. on December 9, 2002 and counter-guaranteed by TIM S.p.A. on behalf of the Financial Administration – Revenue Service – VAT Office of Naples following the VAT refund request filed by Blu S.p.A. with these offices.

Purchases and sales commitments total euro 987 thousand and decreased by euro 5,202 thousand compared to the end of the prior year. They refer to scheduled future payments for the management of the equity investments that are currently part of the Saturn Venture Partners LLC closed-end investment fund.

The following should also be mentioned:

•	third-party shares on deposit with the Company amount to euro 5,529 thousand and refer to TIM shares;

•	accounts receivable sold as part of regular factoring transactions – which exceeded the limits pre-fixed by the counterpart – amount to approximately euro 38 million;

•	in 2001, TIM issued letters of patronage on behalf of its subsidiaries to financial companies and suppliers, mainly for investments to be made in future years. TIM, under these letters of patronage, guarantees financial support to its indirect subsidiaries should they fail to meet commitments with their own resources.

As the sponsor of the credit facility disbursed to Digitel, TIM S.p.A. signed the following:

•	a “Sponsor Contingent Capital Contribution Agreement”. At September 30, 2004, this agreement calls for TIM S.p.A.’s commitment, through TIM International N.V., to increase share capital or make

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

subordinated loans equal to any EBITDA loss resulting from six-month reports prepared for this purpose compared to a parameter-based business plan in the event that a pre-established “debt/contributed equity” ratio arises at the same time;

•	a “Performance Support Conditional Guarantee Agreement”. This agreement calls for TIM S.p.A.’s commitment to guarantee to service Digitel’s debt in the event of a significant EBITDA loss (in excess of 20%);

•	a guarantee to lenders in the event of bankruptcy filed by third parties, for a period of four years from the closing date, which will cease after this time only if Digitel’s debt/EBITDA ratio is less than or equal to 2.5 to 1.TIM’s maximum overall commitment can be estimated at USD 222 million, plus any interest and accessory charges (reduced by the guarantees already provided in the Performance Support Conditional Guarantee).

TIM S.p.A.’s direct estimated commitment is significantly lower than the maximum theoretical amount, considering that Digitel has infragroup lines of credit for about USD 115 million that help reduce the risk of bankruptcy and there are mechanisms in place that limit TIM’s intervention, as provided by the Sponsor Contingent Capital Contribution Agreement. Given the current difficulty in determining this commitment, no memorandum account has been recorded;

•	Company assets held by third parties total euro 5,817 thousand;

•	the Company received third-party guarantees amounting to euro 176,263 thousand and collateral totaling euro 4,135 thousand.

* * *

With reference to the operations off-balance sheet, at September 30, 2004 turn on in being three Currency Forward contracts for the amount of USD 12,000 thousand (euro 9,795 thousand) with expiry date as of December 31,2004.

* * *

Tax audit on BLU incorporated company is running. At the moment, significant reliefs have not emerged.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

STATEMENTS OF INCOME

PRODUCTION VALUE	euro 7,430,228 thousand

(euro 7,001,919 thousand for the first nine months of 2003)

Production value includes the following:

SALES AND SERVICE REVENUES	euro 7,381,031 thousand

(euro 6,979,951 thousand for the first nine months of 2003)

A breakdown of sales and service revenues is set out in the table below.

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Sales
Telephone products and accessories	351,204	267,967	83,237

Services
Traffic revenues
– outgoing traffic	3,201,256	3,182,064	19,192
– incoming traffic	1,688,253	1,670,428	17,825
– roaming traffic	532,918	485,973	46,945
Value-added service revenues	927,331	742,681	184,650
Subscription charges, maintenance and rentals	99,995	121,169	(21,174)
Fees to activate service and takeovers	7,880	10,429	(2,549)
Prepaid service recharges	470,534	417,065	53,469
Other revenues
– revenues from other operators	10,272	12,239	(1,967)
– other miscellaneous income	91,388	69,936	21,452

Total service revenues	7,029,827	6,711,984	317,843

Sales and service revenues	7,381,031	6,979,951	401,080

A breakdown of revenues by geographical area is set out in the table below.

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Italy	6,647,385	6,288,626	358,759
Rest of Europe	503,718	484,772	18,946
North America	24,608	22,820	1,788
Rest of the world:
South America	43,845	33,529	10,316
Africa	64,623	57,474	7,149
Asia	56,025	54,000	2,025
Oceania	40,827	38,730	2,097

Total Rest of the world	205,320	183,733	21,587

	7,381,031	6,979,951	401,080

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The amounts for “Europe”, “North America”, and “Other countries” are almost entirely attributable to revenues generated by traffic outgoing from or incoming to those geographical regions.

Service revenues (representing 95.2% of total revenues) grew by 4.7%. The main sources of revenues are those connected with traffic and Added-Value Services, totaling 86% of revenues overall.

Traffic income increased by 1.6% compared to the corresponding period of 2003 whereas Value-added Services revenues rose by 24.9%; Short Message Services (outgoing from and incoming to the TIM network) account for the most important components of revenues.

Revenues generated by related party transactions total euro 856,898 thousand, chiefly with Telecom Italia S.p.A. and Telecom Italia Sparkle S.p.A.

INCREASES IN CAPITALIZED INTERNAL CONSTRUCTION COSTS	euro 26,095 thousand

(euro - for the first nine months of 2003)

Following the reorganization of activities in the Information Technology sector – mainly as a result of the previously-mentioned acquisition of a business segment from IT Telecom S.p.A. – part of the IT activities carried out internally by the Company have been capitalized starting from the current year.

OTHER REVENUES AND INCOME	euro 23,102 thousand

(euro 21,968 thousand for the first nine months of 2003)

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Operating grants	203	28	175
Grants for plant installations	1,030	945	85
Other:
Expense reimbursements	6,918	7,088	(170)
Late payment fees	1,050	4,903	(3,853)
Gains on the sale/transfer of fixed assets	1,483	703	780
Sundry	12,418	8,301	4,117

Total other	21,869	20,995	874

Total	23,102	21,968	1,134

Operating grants refer to projects funded by the European Commission under the Fifth Framework Program.

Grants for plant installations include the grants referring to the period on projects funded by Law No. 488/1992 (euro 1,000 thousand), Law No. 341/1995 (euro 5 thousand) and the Ascoli Piceno Territorial Agreement (euro 25 thousand).

Expense reimbursements mainly refer to reimbursements for costs pertaining to personnel (euro 2,670 thousand) and recoveries for guarantees on radio mobile equipment (euro 1,922 thousand).

Revenues generated by related party transactions total euro 2,617 thousand, mainly with AVEA I.H.A.S.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

PRODUCTION COSTS	euro 4,229,299 thousand

(euro 4,032,590 thousand for the first nine months of 2003)

RAW MATERIALS, SUPPLIES AND MERCHANDISE	euro 466,464 thousand

(euro 382,856 thousand for the first nine months of 2003)

Raw materials, supplies and merchandise increased by euro 83,608 thousand compared to the corresponding period of 2003. They mainly include purchases of mobile communications equipment and related accessories and, to a lesser extent, other goods necessary for company operations.

SERVICES	euro 2,171,115 thousand

(euro 2,061,244 thousand for the first nine months of 2003)

Services increased by euro 109,871 thousand compared to the first nine months of 2003. Details are as follows:

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Amounts due to other operators	1,176,761	1,119,522	57,239
Marketing and advertising services	451,088	433,895	17,193
Professional and other fees	139,917	133,496	6,421
Administrative and general services	105,248	89,891	15,357
Management of buildings and plant	95,455	90,755	4,700
Data processing	55,916	50,819	5,097
Maintenance costs	47,329	41,342	5,987
Studies and research	37,292	35,239	2,053
Employee-related expenses	34,535	28,423	6,112
Telecommunications	27,574	37,862	(10,288)

Total	2,171,115	2,061,244	109,871

Services include euro 428,618 thousand of costs for the purchase of services from related parties, specifically Telecom Italia S.p.A. and Telecom Italia Sparkle S.p.A.

USE OF PROPERTY NOT OWNED	euro 371,087 thousand

(euro 403,774 thousand for the first nine months of 2003)

Costs for use of property not owned decreased by euro 32,687 thousand compared to the first nine months of 2003.

These costs refer to rental, hire and leasing expenses for the period. They comprise, besides property rentals (euro 140,904 thousand), the hire of equipment (euro 23,046 thousand), leasing payments (euro 2,737 thousand) and line lease costs connected with the use of direct connections and accesses to the wireline network of Telecom Italia S.p.A. (euro 204,400 thousand).

Costs generated by related party transactions amount to euro 230,078 thousand and mainly refer to transactions with Telecom Italia S.p.A.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Details are as follows:

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Rentals	345,304	375,338	(30,034)
Hires	23,046	22,386	660
Lease installments	2,737	6,050	(3,313)
Other	—	—	—

Total	371,087	403,774	(32,687)

PERSONNEL COSTS	euro 344,227 thousand

(euro 330,846 thousand for the first nine months of 2003)

The average equivalent number of employees at September 30, 2004 is 9,310.

The breakdown of employees by professional category is shown in the following table:

(average equivalent number)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Executives	230	223	7
Middle management	563	446	117
Office staff	8,501	8,508	(7)
Workers	16	20	(4)

Total	9,310	9,197	113

AMORTIZATION, DEPRECIATION AND WRITEDOWNS	euro 863,474 thousand

(euro 820,101 thousand for the first nine months of 2003)

Amortization of intangible assets	euro 371,950 thousand

(euro 301,936 thousand for the first nine months of 2003)

Additional details on the components of this caption are presented in the note on Intangible Assets.

Depreciation of fixed assets	euro 461,648 thousand

(euro 486,045 thousand for the first nine months of 2003)

A portion of the depreciation expense on the plants used for the TACS services for the first nine months of 2004, totaling euro 7,414 thousand, was taken from the Reserve for technological upgrading. Euro 21,998 thousand of the reserve was also used to cover the residual depreciation in respect of a part of the network equipment not compatible with the Edge platform that was removed from the production plan.

Additional details on the components of this caption are presented in the note on Fixed Assets.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

CATEGORIES OF ASSETS GROUPED ACCORDING TO CORRESPONDING ASSET ITEMS	(Rate %)
Buildings	6 - 10
Plant and machinery	8 - 20
Industrial and distribution equipment	25
Other fixed assets	12 - 25

Writedowns of receivables, included in current assets and liquid assets	euro 29,876 thousand

(euro 32,120 thousand for the first nine months of 2003)

This amount refers to provisions to the Allowance for doubtful accounts for trade accounts receivable from customers and is calculated so as to adjust these receivables to estimated realizable value.

CHANGES IN INVENTORIES OF RAW

MATERIALS, SUPPLIES AND MERCHANDISE	- euro 17,787 thousand

(- euro 1,261 thousand for the first nine months of 2003)

The changes refer mainly to mobile radio transmission equipment and accessories.

OTHER PROVISIONS	euro 2,738 thousand

(euro 11,054 thousand for the first nine months of 2003)

Other provisions refer to amounts set aside in the Reserve for premium operations and prize contests (euro 1,163 thousand) and the Reserve for regulatory framework expenses (euro 1,575 thousand).

With regard to the Reserve for regulatory framework expenses, the total provision set aside in the reserve during the period for the expenses to free up the frequencies amount to euro 3,675 thousand, of which euro 1,575 thousand relates to the portion for the first nine months of 2004 and euro 2,100 thousand to the portion for the year 2003 which was not booked in the relevant financial statements since the amount could not be estimated at the date of their preparation. The portion relating to 2003 was recorded in Extraordinary expense.

MISCELLANEOUS OPERATING COSTS	euro 27,981 thousand

(euro 23,976 thousand for the first nine months of 2003)

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Losses on sales/writeoffs/transfers of fixed assets	387	1,130	(743)
TLC operating fee	2,558	3,814	(1,256)
Other sundry costs:
Universal Service	8,766	9,273	(507)
Other taxes and duties	7,965	5,420	2,545
Association dues	2,169	1,636	533
Other costs	6,136	2,703	3,433

Total other sundry costs	25,036	19,032	6,004

Total	27,981	23,976	4,005

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

TLC operating fees, totaling euro 2,558 thousand, include the estimate of the fee for the operation of the regulatory body (M.D. dated July 16, 1999) and the portion referring to the annual fees established by Legislative Decree No. 259 dated August 1, 2003 for the first nine months of 2004.

Costs generated by related party transactions total euro 298 thousand and mainly refer to Telecom Italia S.p.A.

FINANCIAL INCOME AND EXPENSE	euro 24,834 thousand

(- euro 218 thousand for the first nine months of 2003)

Financial income and expense increased overall by euro 25,052 thousand compared to the first nine months of 2003. Details are as follows:

(in thousands of euro)	9 months to 9/30/2004	9 months to 9/30/2003	Change
Other financial income	30,818	10,744	20,074
Interest and other financial expense	(5,823)	(14,121)	8,298
Foreign exchange gains and losses	(161)	3,159	(3,320)

Total	24,834	(218)	25,052

Other financial income includes the following:

	9 months to 9/30/2004
(in thousands of euro)	Included in long- term investments	Included in current assets	Total	9 months to 9/30/2003	Change
Other financial income from accounts receivable from others	194	—	194	246	(52)
Other financial income from securities, other than equity investments	4	—	4	77	(73)

Other income:
- interest and fees from parent companies	—	29,714	29,714	8,069	21,645
- interest and fees from subsidiaries	—	351	351	—	351
- interest and fees from others and miscellaneous income	—	555	555	2,352	(1,797)

Total other income	—	30,620	30,620	10,421	20,199

Total	198	30,620	30,818	10,744	20,074

Other financial income from accounts receivable included in long-term investments from others of euro 194 thousand refers in interest earned on loans granted to personnel.

Other financial income from securities, other than equity investments, included in long-term investments refers to interest earned during the period on government securities which fell due during the period.

Interest and fees from parent companies consist mainly of interest earned on the current account with Telecom Italia S.p.A.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Interest and other financial expense include the following:

	1.1-30.9.2004			1.1-30.9.2003	Change
(in thousands of euro)	Medium/long-term debt	Short-term borrowings	Total
Interest and fees paid to subsidiaries	—	—	—	1,623	(1,623)
Interest and fees paid to parent companies	—	1,346	1,346	5,326	(3,980)
Interest and fees paid to others and miscellaneous expenses	—	4,477	4,477	7,172	(2,695)

Total	—	5,823	5,823	14,121	(8,298)

Interest and fees paid to others and miscellaneous expenses include, among other things, expenses connected with the payment of taxes on an installment basis and discounts for spot-cash payments.

Foreign exchange gains amount to euro 1,137 thousand; foreign exchange losses total euro 1,298 thousand.

The possible net profit on evaluation changes will be object, in the financial statements of the year, of a provision in a specific not available equity reserve until its realization.

VALUE ADJUSTMENTS TO FINANCIAL ASSETS	euro 57 thousand

(- euro 6,676 thousand for the first nine months of 2003)

Value adjustments to financial assets include:

•	euro 26 thousand for the upward adjustment of treasury stock booked in current assets;

•	euro 31 thousand for the writeback of the carrying value of the investment in the affiliated company Edotel S.p.A.

EXTRAORDINARY INCOME AND EXPENSE	euro 149,991 thousand

(euro 118,925 thousand for the first nine months of 2003)

Extraordinary income amounts to euro 251,141 thousand (euro 622,885 thousand for the first nine months of 2003). It mainly refers to income from the elimination of tax interference (prior period fiscal amortization of the UMTS license) for euro 241,702 thousand.

Extraordinary expense amounts to euro 101,150 thousand (euro 503,960 thousand for the first nine months of 2003).

The most important item refers to prior years’ taxes for a total of euro 92,413 thousand; this caption includes the effect of the elimination of tax interference (euro 91,242 thousand) for the cancellation of the prior period amortization of the UMTS license.

Extraordinary expense also includes euro 2,100 thousand relating to the provision for the year 2003 to the Reserve for regulatory framework expenses and euro 750 thousand for the provision to the Reserve for employee reductions. Expenses regarding the portion of principal and interest connected with Law No. 58/1992 amount to euro 914 thousand.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Costs arising from transactions with related parties total euro 1,522 thousand and refer entirely to Telecom Italia S.p.A.

INCOME TAXES, CURRENT AND DEFERRED	euro 1,233,000 thousand

(euro 1,235,000 thousand for the first nine months of 2003)

Current taxes and deferred taxes refer to the first nine months of 2004 and have been calculated by applying the tax rate for the period to the pretax profit.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

OTHER INFORMATION

ANNEX 1

EQUITY INVESTMENTS IN LONG-TERM INVESTMENTS AT 12/31/2003

(in thousands of euros)	Cost	Upward adjustments	Writedowns	Carrying value
TIM International N.V.	8,066,877	—	(4,102,000)	3,964,877

Total subsidiaries	8,066,877	—	(4,102,000)	3,964,877

Equity investments in affiliated companies
Iridium Italia S.p.A.	904	—	(904)	—
Edotel S.p.A	6,038	—	(4,610)	1,428
Cons. Scuola Superiore Alta Formaz. Univ. Federico II	26	—	—	26
Consorzio Energia Gruppo Telecom Italia	5	—	—	5
Telenergia S.r.l.	10	—	—	10

Total affiliated companies	6,983	—	(5,514)	1,469

Equity investments in other companies
Telecom Italia Audit S.c.r.l.	500	—	—	500
Conai - Consorzio Nazionale Imballaggi	1	—	—	1
Consorzio Cefriel	33	—	—	33
Idroenergia s.c.r.l.	1	—	—	1
ABI Lab	1	—	—	1
Shared Service Center S.c.r.l.	—	—	—	—

Total other companies	536	—	—	536

Advances on future capital contributions
TIM International N.V.	120,460	—	—	120,460
Edotel S.p.A.	480	—	—	480

Total advances on future capital contributions	120,940	—	—	120,940

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	CHANGES DURING THE PERIOD
	Purchases/ Subscriptions	Reclassification/ Sales	Writedowns/ Writebacks	Capital replenishments	Total changes
Equity investments in subsidiaries
TIM International N.V.	—	297,860	—	—	297,860

Total subsidiaries	—	297,860	—	—	297,860

Equity investments in affiliated companies
Iridium Italia S.p.A.	—	—	—	—	—
Edotel S.p.A	—	(1,459)	31	—	(1,428)
Cons. Scuola Superiore Alta Formaz. Univ. Federico II	—	—	—	—	—
Consorzio Energia Gruppo Telecom Italia	—	—	—	—	—
Telenergia S.r.l.	—	—	—	—	—

Total affiliated companies	—	(1,459)	31	—	(1,428)

Equity investments in other companies
Telecom Italia Audit S.c.r.l.	—	—	—	—	—
Conai - Consorzio Nazionale Imballaggi	—	—	—	—	—
Consorzio Cefriel	—	—	—	—	—
Idroenergia s.c.r.l.	—	—	—	—	—
ABI Lab	—	—	—	—	—
Shared Service Center S.c.r.l.	65	—	—	—	65

Total other companies	65	—	—	—	65

Advances on future capital contributions
TIM International N.V.	496,943	(297,860)	—	—	199,083
Edotel S.p.A.	—	(480)	—	—	(480)

Total advances on future capital contributions	496,943	(298,340)	—	—	198,603

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

EQUITY INVESTMENTS IN LONG-TERM INVESTMENTS AT 9/30/2004

	Cost	Upward adjustments	Writedowns	Carrying value
Equity investments in subsidiaries
TIM International N.V.	8,364,737	—	(4,102,000)	4,262,737

Total subsidiaries	8,364,737	—	(4,102,000)	4,262,737

Equity investments in affiliated companies
Iridium Italia S.p.A.	904	—	(904)	—
Edotel S.p.A	4,579	—	(4,579)	—
Cons. Scuola Superiore Alta Formaz. Univ. Federico II	26	—	—	26
Consorzio Energia Gruppo Telecom Italia	5	—	—	5
Telenergia S.r.l.	10	—	—	10

Total affiliated companies	5,524	—	(5,483)	41

Equity investments in other companies
Telecom Italia Audit S.c.r.l.	500	—	—	500
Conai - Consorzio Nazionale Imballaggi	1	—	—	1
Consorzio Cefriel	33	—	—	33
Idroenergia s.c.r.l.	1	—	—	1
ABI Lab	1	—	—	1
Shared Service Center S.c.r.l.	65	—	—	65

Total other companies	601	—	—	601

Advances on future capital contributions
TIM International N.V.	319,543	—	—	319,543
Edotel S.p.A.	—	—	—	—

Total advances on future capital contributions	319,543	—	—	319,543

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

ANNEX 2

ACCOUNTS RECEIVABLE, ACCRUED INCOME AND PREPAID EXPENSES BY MATURITY AND TYPE

	9/30/2004 Amounts due (*)				12/31/2003 Amounts due (**)
(in thousands of euros)	Within one year	From two to five years	Beyond five years	Total	Within one year	From two to five years	Beyond five years	Total
Accounts receivable in long-term investments
From others
employees	1,945	5,593	13,692	21,230	825	4,749	11,253	16,827

miscellaneous	781	101	—	882	854	—	—	854

Total accounts receivable in long-term investments	2,726	5,694	13,692	22,112	1,679	4,749	11,253	17,681

Accounts receivable in current assets
Other financial receivables from
parent companies	497,870	—	—	497,870	1,440,461	—	—	1,440,461
subsidiaries	166	—	—	166	—	—	—	—
affiliated companies	66	—	—	66	66	—	—	66

	498,102	—	—	498,102	1,440,527	—	—	1,440,527

Trade accounts receivable from
customers	1,058,487	—	—	1,058,487	1,082,551	—	—	1,082,551
parent companies	174,207	—	—	174,207	208,557	—	—	208,557
subsidiaries	31,377	—	—	31,377	22,457	—	—	22,457
affiliated companies	141	—	—	141	141	—	—	141
others	803	—	—	803	2,415	—	—	2,415

	1,265,015	—	—	1,265,015	1,316,121	—	—	1,316,121

Other accounts receivable from
parent companies	1,657	—	—	1,657	2,461	—	—	2,461
subsidiaries	9,715	—	—	9,715	9,580	—	—	9,580
affiliated companies	1,445	—	—	1,445	27	—	—	27
others	871,051	246,920	235,568	1,353,539	931,530	609,009	—	1,540,539

	883,868	246,920	235,568	1,366,356	943,598	609,009	—	1,552,607

Total accounts receivable in current assets	2,646,985	246,920	235,568	3,129,473	3,700,246	609,009	—	4,309,255
Accrued income and prepaid expenses
Accrued income
financial	5,064	—	—	5,064	1,822	—	—	1,822
trade	36	—	—	36	36	—	—	36
Prepaid expenses
financial	—	—	—	—	295	—	—	295
trade	56,540	2,645	—	59,185	41,607	—	—	41,607

Total accrued income and prepaid expenses	61,640	2,645	—	64,285	43,760	—	—	43,760

(*)	All periods subsequent to 9/30/2004.
(**)	All periods subsequent to 12/31/2003.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

ANNEX 3

LIABILITIES, ACCRUED EXPENSES AND DEFERRED INCOME BY MATURITY AND TYPE

(in thousands of euros)	9/30/2004 Amounts due (*)				12/31/2003 Amounts due (**)
	Within one year	From two to five years	Beyond five years	Total	Within one year	From two to five years	Beyond five years	Total
Short-term borrowings
Due to banks	198	—	—	198	19	—	—	19
Due to other lenders	—	—	—	—	1,637	—	—	1,637
Taxes payable	—	—	—	—	25,271	—	—	25,271

	198	—	—	198	26,927	—	—	26,927

Trade accounts payable
Accounts payable to suppliers	1,626,258	—	—	1,626,258	1,888,242	—	—	1,888,242
Accounts payable to subsidiaries	2,601	—	—	2,601	567	—	—	567
Accounts payable to affiliated companies	2,736	—	—	2,736	2,903	—	—	2,903
Accounts payable to parent companies	185,499	—	—	185,499	189,869	—	—	189,869

	1,817,094	—	—	1,817,094	2,081,581	—	—	2,081,581

Other payables
Accounts payable to subsidiaries	88	—	—	88	88	—	—	88
Accounts payable to affiliated companies	633	—	—	633	633	—	—	633
Accounts payable to parent companies	217,972	—	—	217,972	208,579	—	—	208,579
Taxes payable	68,090	—	—	68,090	820,461	—	—	820,461
Contributions to pension and social security institutions	10,426	1,200	83	11,709	18,642	1,196	79	19,917
Other liabilities	535,940	—	—	535,940	666,692	—	—	666,692

	833,149	1,200	83	834,432	1,715,095	1,196	79	1,716,370

Total liabilities	2,650,441	1,200	83	2,651,724	3,823,603	1,196	79	3,824,878

Accrued expenses and deferred income
Accrued expenses
Financial	21	—	—	21	212	—	—	212
Trade	306	—	—	306	436	—	—	436
Other	—	—	—	—	—	—	—	—
Deferred income
Financial	541	—	—	541	513	—	—	513
Trade	11,847	4,289	1,850	17,986	4,944	4,289	1,850	11,083

Total accrued expenses and deferred income	12,715	4,289	1,850	18,854	6,105	4,289	1,850	12,244

(*)	All periods subsequent to 9/30/2004.
(**)	All periods subsequent to 12/31/2003.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

ANNEX 4

ACCOUNTS RECEIVABLE, LIABILITIES AND REVENUES BY GEOGRAPHICAL AREA

(in thousands of euros)	Italy	Other EU countries	Rest of Europe	North America	Central and South America	Other areas	TOTAL
Accounts receivable in long-term investments
. subsidiaries	—	—	—	—	—	—	—
. affiliated companies	—	—	—	—	—	—	—
. others	22,112	—	—	—	—	—	22,112

Total	22,112	—	—	—	—	—	22,112

Accounts receivable in current assets
. customers	1,090,728	41,306	16,120	16,261	14,362	10,710	1,189,487
. subsidiaries	—	26,098	—	—	15,160	—	41,258
. affiliated companies	233	—	1,463	—	—	—	1,696
. taxes receivable	8,981	—	—	—	—	—	8,981
. deferred tax assets	992,537	—	—	—	—	—	992,537
. others	352,824	—	—	—	—	—	352,824

Total	2,445,303	67,404	17,583	16,261	29,522	10,710	2,586,783

LIABILITIES
. Debentures	—	—	—	—	—	—	—
. Convertible debentures	—	—	—	—	—	—	—
. Due to banks	198	—	—	—	—	—	198
. Due to other lenders	—	—	—	—	—	—	—
. Advances	—	—	—	—	—	—	—
. Accounts payable to suppliers	1,324,323	96,378	2,686	7,989	1,347	9,965	1,442,688
. Accounts payable to subsidiaries	—	2,251	—	—	438	—	2,689
. Accounts payable to affiliated companies	—	3,100	269	—	—	—	3,369
. Taxes payable	68,090	—	—	—	—	—	68,090
. Contributions to pension and social security institutions	11,709	—	—	—	—	—	11,709
. Other liabilities	535,940	—	—	—	—	—	535,940

Total	1,940,260	101,729	2,955	7,989	1,785	9,965	2,064,683

SALES AND SERVICE REVENUES	6,647,385	355,217	148,501	24,608	43,845	161,475	7,381,031

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

ANNEX 5

STATEMENTS OF CASH FLOWS

	(in thousands of euro)			9 months to 9/30/2004	9 months to 9/30/2003
A.	NET FINANCIAL LIQUIDITY (INDEBTEDNESS), AT BEGINNING OF PERIOD			1,418,350	(1,491,660)
	Operating income			3,200,929	2,969,329
	Depreciation of fixed assets and amortization of intangible assets			833,598	787,981
	Investments in fixed assets and intangible assets			(704,869)	(473,734)
	Proceeds from disposal of intangible assets and fixed assets			1,572	30,521
	Change in operating working capital and other changes			(293,147)	94,528
B.	FREE CASH FLOWS FROM OPERATIONS			3,038,083	3,408,625
	Investments in long-term investments			(504,860)	(235,049)
	Proceeds from sale/redemption value of other intangible assets, fixed assets and long-term investments			7,761	2,436
	Change in non-operating working capital and other changes			(1,254,259)	(198,831)
C.				(1,751,358)	(431,444)
D.	NET CASH FLOWS BEFORE DISTRIBUTION OF INCOME/RESERVES AND CONTRIBUTIONS BY SHAREHOLDERS	(B+C	)	1,286,725	2,977,181
E.	DISTRIBUTION OF INCOME/RESERVES			(2,200,265)	(410,144)
F.	CONTRIBUTIONS BY SHAREHOLDERS			—	—
G.	CHANGE IN NET FINANCIAL LIQUIDITY (INDEBTEDNESS)	(D+E+F	)	(913,540)	2,567,037
H.	NET FINANCIAL LIQUIDITY (INDEBTEDNESS), AT END OF PERIOD	(A+G	)	504,810	1,075,377

Note:

The value of the investments of the first nine months of 2004 is exposed net of company branches acquisitions/assignments effects.